Exhibit 99.1

October 3, 2011

For Immediate Release Jonathan Peisner Vice President and Treasurer (317) 249-4390 jonathan.peisner@karauctionservices.com

KAR Announces Closing of OPENLANE Acquisition

Carmel, IN - KAR Auction Services, Inc. (NYSE:KAR) announced today that it has successfully completed the acquisition of OPENLANE, Inc. OPENLANE is a North American online automotive auction company that provides a market for online buyers and sellers of wholesale vehicles. OPENLANE offers its comprehensive remarketing solutions to auto manufacturers, captive finance companies, lease and daily rental companies, financial institutions and wholesale auto auctions throughout the United States and Canada.

Jim Hallett, Chief Executive Officer of KAR, stated, “Finalizing the acquisition of OPENLANE is great news for our employees, customers and other stakeholders and we’re very excited to be able to move forward today as a unified company. Technology has been an essential part of my vision since becoming CEO of KAR and the OPENLANE acquisition will further enhance KAR’s well developed online service offerings. The positive feedback that we’re hearing from customers is absolutely energizing and I believe that we are well positioned to continue to provide the comprehensive end-to-end remarketing solutions that our customers demand.”

Commenting on behalf of OPENLANE, Peter Kelly, Chief Executive Officer and President of OPENLANE, stated, “I am delighted to see the transaction successfully closed and for OPENLANE to be part of KAR Auction Services. OPENLANE’s online capabilities complement KAR’s existing dealer consignment and e-Business initiatives and uniquely position us in the marketplace to provide our customers with a “one-stop” shop for all of their automotive remarketing needs.”

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction. Factors that may cause actual results to differ materially include the risk that the businesses will not be integrated successfully, risks that KAR may not be able to achieve the expected synergies from the transaction and risks of disruption from the transaction. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 89 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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